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                                                                   EXHIBIT 11.1

                           MOTORVAC TECHNOLOGIES,INC.

                   CALCULATION OF NET INCOME (LOSS) PER SHARE
                 FOR THE THREE MONTHS AND THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1997 AND SEPTEMBER 30, 1996


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                                                                               THREE MONTHS ENDED             NINE MONTHS ENDED
                                                                         --------------------------      --------------------------
                                                                          SEPT. 30        SEPT. 30        SEPT. 30        SEPT. 30
                                                                            1997            1996            1997            1996
                                                                         ----------      ----------      ----------     -----------
Net Income (Loss)                                                        $  (58,436)     $ (126,902)     $  281,606     $ (936,306)
                                                                         ==========      ==========      ==========     ==========

Weighted Average Outstanding Common and Common Equivalent Shares:

Common Stock Outstanding, December 31, 1996, December 31, 1995            4,514,918         948,000       4,514,918        948,000

Common stock equivalents:

      Conversion of Series A Preferred Stock                                                966,247                        966,247
      Conversion of Series B Preferred Stock                                                570,150                        570,150
      Common Shares Issued in Initial Public Offering                                     1,100,000                      1,100,000
      Weighting of Initial Public Offering                                                1,100,000                        638,321
      Conversion of $4,410,300 of Notes Payable to Related party                            820,521                        820,521
      Common Stock issued in Overallotment on June 15, 1996                                 110,000                        110,000
      Weighting of overallotment option                                                     110,000                         42,956
                                                                         ----------      ----------      ----------     ----------
                                                                          4,514,918       4,514,918       4,514,918      3,986,195

        Incremental shares, assuming exercise of options grants
          outstanding at September 30, 1996 and September 30, 1997
          (eliminated if dilutive to EPS)                                         0               0               0              0

Weighted Average Outstanding Common and Common Equivalent Shares          4,514,918       4,514,918       4,514,918      3,986,195
                                                                         ==========      ==========      ==========     ==========

 Net Income (Loss) per Share                                             $    (0.01)     $    (0.03)     $     0.06     $    (0.23)
                                                                         ==========      ==========      ==========     ==========
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